Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER FISCAL 2011 EARNINGS

Net Income Increases 66%

Gain on Sale of Loans Increases 78%

Net Charge-Offs Decline by 39% (Sequential Quarter)

Non-Performing Assets Continue to Decline

Core Deposits (Transaction Accounts) Increase by 12%

Net Interest Margin Expands 24 Basis Points

    Riverside, Calif. – January 27, 2011 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced second quarter earnings for the fiscal year ending June 30, 2011.

            For the quarter ended December 31, 2010, the Company reported net income of $4.26 million, or $0.37 per diluted share (on 11.39 million average shares outstanding), compared to net income of $2.56 million, or $0.37 per diluted share (on 6.98 million average shares outstanding), in the comparable period a year ago.  The second quarter of fiscal 2011 net income was primarily attributable to a decrease in the provision for loan losses and an increase in non-interest income, partly offset by an increase in non-interest expenses as compared to the same period last year.

“We have demonstrated our resiliency during this weak economic environment and we are now beginning to benefit from the earnings power of our franchise as a result of the improving fundamentals in our businesses and lower levels of non-performing assets.  We are cautiously optimistic that the slowly improving economic conditions will firmly take root in 2011 and look forward to the day when the execution of our Business Plan and boosting franchise value becomes the focus rather than asset quality alone,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “The current mortgage banking environment remains favorable, although a little less so than the prior quarter as a result of the slight rise in mortgage interest rates, however we continue to capture a significant amount of mortgage banking loan origination volume.”
    As of December 31, 2010 the Bank exceeded all regulatory capital requirements with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 9.80 percent, 9.80 percent, 15.23 percent and 13.97 percent, respectively.  As of June 30, 2010 these ratios were 8.82 percent, 8.82 percent, 13.17 percent and 11.91 percent, respectively.  For each period, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).
Return on average assets for the second quarter of fiscal 2011 improved to 1.24 percent from 0.70 percent for the same period of fiscal 2010.  Return on average stockholders’ equity for the second quarter of fiscal 2011 improved to 12.62 percent from 9.00 percent for the comparable period of fiscal 2010.
On a sequential quarter basis, second quarter results reflect net income of $4.26 million, a six percent decrease from $4.53 million in the first quarter of fiscal 2011.  The decrease was primarily attributable to a decrease in net interest income before provision for loan losses, an increase in the provision for loan losses, a decrease in non-interest income and an increase in non-interest expenses.  Diluted earnings per share for the second quarter of fiscal 2011 decreased to $0.37 per share from $0.40 per share in the first quarter of fiscal 2011.  Return on average assets decreased to 1.24 percent for the second quarter of fiscal 2011 from 1.29 percent in the first quarter of fiscal 2011; and return on average stockholders’ equity for the second quarter of fiscal 2011 was 12.62 percent, compared to 13.93 percent for the first quarter of fiscal 2011.
For the six months ended December 31, 2010, net income was $8.78 million, compared to a net loss of $(2.46) million in the comparable period ended December 31, 2009; and the diluted earnings per share for the six months ended December 31, 2010 improved to $0.77 from a loss of $(0.38) for the comparable period last year.  The return on average assets for the six months ended December 31, 2010 improved to 1.27 percent from negative (0.32) percent for the six-month period a year earlier.  The return on average stockholders’ equity for the six months ended December 31, 2010 was 13.26 percent, compared to negative (4.33) percent for the six-month period a year earlier.
Net interest income before provision for loan losses increased $131,000, or one percent, to $9.71 million in the second quarter of fiscal 2011 from $9.58 million for the same period in fiscal 2010.  Non-interest income increased $3.41 million, or 51 percent, to $10.10 million in the second quarter of fiscal 2011 from $6.69 million in the comparable period of fiscal 2010.  Non-interest expenses increased $1.77 million, or 18 percent, to $11.34 million in the second quarter of fiscal 2011 from $9.57 million in the comparable period in fiscal 2010.  The increase in both non-interest income and non-interest expenses relate primarily to increased mortgage banking loan production.
The average balance of loans outstanding decreased by $73.0 million, or six percent, to $1.15 billion in the second quarter of fiscal 2011 from $1.22 billion in the same quarter of fiscal 2010.  The managed decline in the loan balance was consistent with the Company’s short-term de-leveraging strategy of curtailing loan portfolio growth to further its goals of maintaining prudent capital ratios, reducing its credit risk profile in response to unfavorable economic conditions and providing sufficient balance sheet capacity for its mortgage banking operations.  The average yield on loans receivable decreased by 42 basis points to 5.20 percent in the second quarter of fiscal 2011 from an average yield of 5.62 percent in the same quarter of fiscal 2010.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans repricing to lower interest rates.  Loans originated for investment in the second quarter of fiscal 2011 totaled $100,000, consisting of a single commercial real estate loan.  In the second quarter of fiscal 2010, loans originated for investment totaled $1.6 million, consisting primarily of commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $50.4 million, or 10 percent, to $432.1 million at December 31, 2010 from $482.5 million at December 31, 2009.  The percentage of preferred loans to total loans held for investment at December 31, 2010 increased to 45 percent from 43 percent at December 31, 2009.  Loan principal payments received in the second quarter of fiscal 2011 were $28.9 million, compared to $29.8 million in the same quarter of fiscal 2010.

In addition, real estate acquired in the settlement of loans (real estate owned) in the second quarter of fiscal 2011 totaled $10.6 million, compared to $14.2 million in the same quarter of fiscal 2010.
The average balance of investment securities decreased by $19.3 million, or 37 percent, to $32.3 million in the second quarter of fiscal 2011 from $51.6 million in the same quarter of fiscal 2010.  The decrease was attributable primarily to the sale of investment securities in fiscal 2010.  The average yield decreased 90 basis points to 2.69 percent in the second quarter of fiscal 2011 from 3.59 percent in the same quarter of fiscal 2010.  The decline in average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities, principal paydowns of higher yielding mortgage-backed securities and the sale of higher yielding mortgage-backed securities.
In October 2010, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks.  As a result, a total of $1.2 million of excess capital stock was redeemed in November 2010.  Also in October 2010, the FHLB – San Francisco declared a cash dividend for the quarter ended September 30, 2010; the $30,000 cash dividend was received by the Bank in the second quarter of fiscal 2011.
The average balance of excess liquidity, primarily cash with the Federal Reserve Bank of San Francisco, decreased slightly to $103.6 million in the second quarter of fiscal 2011 from $104.8 million in the same quarter of fiscal 2010.  The Bank maintained high levels of cash and cash equivalents in the second quarter of fiscal 2011 in response to the uncertain operating environment and to fund its mortgage banking business.  The average yield earned on interest-earning deposits was 0.25% in the second quarter of fiscal 2011, much lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits were $933.0 million in the second quarter of fiscal 2011, a small decline from $936.0 million in the same quarter of fiscal 2010.  The average cost of deposits decreased by 61 basis points to 1.11 percent in the second quarter of fiscal 2011 from 1.72 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $50.7 million, or 12 percent, to $466.7 million at December 31, 2010 from $416.0 million at December 31, 2009, primarily attributable to an increase in interest-bearing checking and savings account balances.  Time deposits decreased by $60.8 million, or 12 percent, to $459.9 million at December 31, 2010 compared to $520.7 million at December 31, 2009.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $122.4 million, or 30 percent, to $279.4 million in the second quarter of fiscal 2011 while the average cost of advances increased 13 basis points to 4.09 percent in the second quarter of fiscal 2011, compared to an average balance of $401.8 million and an average cost of 3.96 percent in the same quarter of fiscal 2010.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the second quarter of fiscal 2011 improved 24 basis points to 2.96 percent from 2.72 percent during the same quarter last year.  The increase in the net interest margin was primarily attributable to the decrease in deposit costs, particularly time deposit costs, partly offset by a lower average yield on loans and investment securities, a higher level of excess liquidity invested at a nominal yield and a higher average cost of borrowings.
During the second quarter of fiscal 2011, the Company recorded a provision for loan losses of $1.05 million, compared to the $2.32 million provision for loan losses recorded during the same period of fiscal 2010 and the $877,000 provision recorded in the first quarter of fiscal 2011 (sequential quarter).  Improving asset quality trends during the second quarter of fiscal 2011 resulted in a lower balance of non-performing loans, although the amount of the decline in non-performing loans was approximately the same as the increase in the 30 to 89 day delinquent category from the first quarter of fiscal 2011 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $63.5 million, or 4.68 percent of total assets, at December 31, 2010, compared to $100.7 million, or 7.12 percent of total assets, at December 31, 2009 and $73.5 million, or 5.25 percent of total assets, at June 30, 2010.  Non-performing loans at December 31, 2010 were primarily comprised of 140 single-family loans ($42.6 million); four multi-family loans ($4.1 million); six commercial real estate loans ($2.6 million); one construction loan ($250,000), three commercial business loans ($183,000) and one other loan ($232,000).  Real estate owned was comprised of 50 single-family properties ($11.7 million), one multi-family property ($920,000), one commercial real estate property ($377,000), one developed lot ($398,000) and 25 undeveloped lots acquired in the settlement of loans ($78,000).  Net charge-offs for the quarter ended December 31, 2010 were $3.21 million or 1.12 percent (annualized) of average loans receivable, compared to $4.96 million or 1.63 percent (annualized) of average loans receivable for the quarter ended December 31, 2009 and $5.29 million or 1.82 percent (annualized) of average loans receivable for the quarter ended September 30, 2010 (sequential quarter).
Classified assets at December 31, 2010 were $89.5 million, comprised of $22.2 million in the special mention category, $53.8 million in the substandard category and $13.5 million in real estate owned.  Classified assets at June 30, 2010 were $95.6 million, comprised of $20.5 million in the special mention category, $60.4 million in the substandard category and $14.7 million in real estate owned.
For the quarter ended December 31, 2010, twenty-one loans for $9.6 million were re-underwritten and modified from their original terms, and were identified as restructured loans.  As of December 31, 2010, the outstanding balance of restructured loans was $42.9 million:  29 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($13.7 million); nine loans are classified as special mention and remain on accrual status ($6.2 million); 61 loans are classified as substandard ($23.0 million, with 60 of the 61 loans or $22.6 million on non-accrual status); and one loan is classified as a loss, fully reserved and on non-accrual status.  As of December 31, 2010, 77 percent, or $33.1 million of the restructured loans are current with respect to their payment status.
The allowance for loan losses was $36.9 million at December 31, 2010, or 3.81 percent of gross loans held for investment, compared to $43.5 million, or 4.14 percent of gross loans held for investment at June 30, 2010.  The allowance for loan losses at December 31, 2010 includes $15.7 million of specific loan loss reserves and $21.2 million of general loan loss reserves, compared to $17.8 million of specific loan loss reserves and $25.7 million of general loan loss reserves at June 30, 2010.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
Non-interest income increased to $10.10 million in the second quarter of fiscal 2011 compared to $6.69 million in the same period of fiscal 2010, primarily the result of a $4.10 million increase in the gain on sale of loans.
The gain on sale of loans increased to $9.33 million for the quarter ended December 31, 2010 from $5.23 million in the comparable quarter last year, reflecting a higher average loan sale margin and a higher loan sale volume.  The average loan sale margin for mortgage banking was 172 basis points for the quarter ended December 31, 2010, compared to 127 basis points in the comparable quarter last year.  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and put option contracts) that amounted to a net loss of $(7.04) million in the second quarter of fiscal 2011, as compared to a favorable fair-value adjustment of $2.56 million in the same period last year.  The gain on sale of loans for the second quarter of fiscal 2011 was partially reduced by a $173,000 recourse provision on loans sold that are subject to repurchase, compared to a $1.87 million recourse provision in the comparable quarter last year.  As of December 31, 2010, the recourse reserve for loans sold that are subject to repurchase was $5.3 million, compared to $5.1 million at December 31, 2009 and $6.3 million at June 30, 2010.  The mortgage banking environment has shown tremendous improvement as a result of relatively low mortgage interest rates but remains volatile.

The volume of loans originated for sale was $620.5 million in the second quarter of fiscal 2011, an increase of 33 percent from $465.0 million for the same period last year.  The loan origination volumes were the result of favorable liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and relatively low mortgage interest rates.  Total loans sold for the quarter ended December 31, 2010 were $689.7 million, an increase of 52 percent from $454.8 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were $620.6 million in the second quarter of fiscal 2011, an increase of 33 percent from $466.6 million in the same quarter of fiscal 2010.
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $(690,000) in the second quarter of fiscal 2011, as compared to a net loss of $(249,000) in the comparable period last year.  Thirty-five real estate owned properties were sold in the quarter ended December 31, 2010 compared to 42 real estate owned properties sold in the same quarter last year.  During the second quarter of fiscal 2011, twenty-nine real estate owned properties were acquired in the settlement of loans, compared to 33 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of December 31, 2010, the real estate owned balance was $13.5 million (78 properties), compared to $14.7 million (77 properties) at June 30, 2010 and $10.9 million (55 properties) at December 31, 2009.
Non-interest expenses increased to $11.34 million in the second quarter of fiscal 2011 from $9.57 million in the same quarter last year, primarily as a result of an increase in compensation expense related to higher mortgage banking loan production.

The Company’s efficiency ratio improved slightly to 57 percent in the second quarter of fiscal 2011 from 59 percent in the second quarter of fiscal 2010.  The improvement was the result of an increase in net interest income (before provision for loan losses) and an increase in non-interest income, partly offset by an increase in non-interest expense.
The Company’s tax provision was $3.16 million for the second quarter of fiscal 2011, up $1.34 million, or 74 percent, from $1.82 million in the same quarter last year.  The effective income tax rate for the quarter ended December 31, 2010 was 42.6 percent as compared to 41.6 percent in the same quarter last year.  The increase in the effective income tax rate was primarily the result of a higher percentage of permanent tax differences relative to income or loss before taxes.  The Company believes that the tax provision recorded in the second quarter of fiscal 2011 reflects its current income tax obligations.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Glendora, Rancho Cucamonga and Riverside (3), California.
The Company will host a conference call for institutional investors and bank analysts on Friday, January 28, 2011 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-288-8967 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, February 4, 2011 by dialing 1-800- 475-6701 and referencing access code number 188529.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	December 31, 2010	June 30, 2010

Assets
Cash and cash equivalents	$ 153,691	$ 96,201
Investment securities – available for sale at fair value	31,104	35,003
Loans held for investment, net of allowance for loan losses of
$36,925 and $43,501, respectively	932,199	1,006,260
Loans held for sale, at fair value	152,061	170,255
Accrued interest receivable	4,133	4,643
Real estate owned, net	13,470	14,667
FHLB – San Francisco stock	29,349	31,795
Premises and equipment, net	5,830	5,841
Prepaid expenses and other assets	36,249	34,736

Total assets	$ 1,358,086	$ 1,399,401

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 45,475	$ 52,230
Interest-bearing deposits	881,105	880,703
Total deposits	926,580	932,933

Borrowings	271,623	309,647
Accounts payable, accrued interest and other liabilities	23,092	29,077
Total liabilities	1,221,295	1,271,657

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,407,454 and 11,406,654 shares
          outstanding, respectively)

	176	176
Additional paid-in capital	86,146	85,663
Retained earnings	143,939	135,383
Treasury stock at cost (6,203,411 and 6,204,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(68)	(203)
Accumulated other comprehensive income, net of tax	540	667

Total stockholders’ equity	136,791	127,744

Total liabilities and stockholders’ equity	$ 1,358,086	$ 1,399,401

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	December 31, 2010	September 30, 2010

Assets
Cash and cash equivalents	$ 153,691	$ 67,430
Investment securities – available for sale at fair value	31,104	33,016
Loans held for investment, net of allowance for loan losses of
$36,925 and $39,086, respectively	932,199	968,323
Loans held for sale, at fair value	152,061	229,103
Accrued interest receivable	4,133	4,416
Real estate owned, net	13,470	16,937
FHLB – San Francisco stock	29,349	30,571
Premises and equipment, net	5,830	5,768
Prepaid expenses and other assets	36,249	33,603

Total assets	$ 1,358,086	$ 1,389,167

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 45,475	$ 50,670
Interest-bearing deposits	881,105	881,578
Total deposits	926,580	932,248

Borrowings	271,623	294,635
Accounts payable, accrued interest and other liabilities	23,092	29,815
Total liabilities	1,221,295	1,256,698

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,407,454 and 11,407,454 shares
          outstanding, respectively)

	176	176
Additional paid-in capital	86,146	85,918
Retained earnings	143,939	139,798
Treasury stock at cost (6,203,411 and 6,203,411 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(68)	(135)
Accumulated other comprehensive income, net of tax	540	654

Total stockholders’ equity	136,791	132,469

Total liabilities and stockholders’ equity	$ 1,358,086	$ 1,389,167

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended December 31,		Six Months Ended December 31,

	2010	2009	2010	2009
Interest income:
Loans receivable, net	$ 14,888	$ 17,126	$ 30,449	$ 35,274
Investment securities	217	463	458	1,558
FHLB – San Francisco stock	30	-	66	69
Interest-earning deposits	65	66	130	120
Total interest income	15,200	17,655	31,103	37,021

Interest expense:
Checking and money market deposits	271	364	576	690
Savings deposits	287	503	627	1,024
Time deposits	2,051	3,196	4,235	7,100
Borrowings	2,883	4,015	6,145	8,524
Total interest expense	5,492	8,078	11,583	17,338

Net interest income, before provision for loan losses	9,708	9,577	19,520	19,683
Provision for loan losses	1,048	2,315	1,925	19,521
Net interest income, after provision for loan losses	8,660	7,262	17,595	162

Non-interest income:
Loan servicing and other fees	275	183	399	418
Gain on sale of loans, net	9,332	5,230	18,779	8,373
Deposit account fees	671	705	1,300	1,468
Gain on sale of investment securities	-	341	-	2,290
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans	(690)	(249)	(1,058)	189
Other	509	478	1,012	956
Total non-interest income	10,097	6,688	20,432	13,694

Non-interest expense:
Salaries and employee benefits	7,565	5,853	14,942	10,783
Premises and occupancy	804	754	1,624	1,542
Equipment	378	334	703	691
Professional expenses	418	366	801	753
Sales and marketing expenses	160	148	294	260
Deposit insurance and regulatory assessments	664	957	1,345	1,673
Other	1,353	1,159	2,843	2,420
Total non-interest expense	11,342	9,571	22,552	18,122

Income (loss) before taxes	7,415	4,379	15,475	(4,266)
Provision (benefit) for income taxes	3,160	1,821	6,691	(1,808)
Net income (loss)	$ 4,255	$ 2,558	$ 8,784	$ (2,458)

Basic earnings (loss) per share	$ 0.37	$ 0.37	$ 0.77	$ (0.38)
Diluted earnings (loss) per share	$ 0.37	$ 0.37	$ 0.77	$ (0.38)
Cash dividends per share	$ 0.01	$ 0.01	$ 0.02	$ 0.02

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings Per Share)
	Quarter Ended
	December 31,	September 30,
	2010	2010
Interest income:
Loans receivable, net	$ 14,888	$ 15,561
Investment securities	217	241
FHLB – San Francisco stock	30	36
Interest-earning deposits	65	65
Total interest income	15,200	15,903

Interest expense:
Checking and money market deposits	271	305
Savings deposits	287	340
Time deposits	2,051	2,184
Borrowings	2,883	3,262
Total interest expense	5,492	6,091

Net interest income, before provision for loan losses	9,708	9,812
Provision for loan losses	1,048	877
Net interest income, after provision for loan losses	8,660	8,935

Non-interest income:
Loan servicing and other fees	275	124
Gain on sale of loans, net	9,332	9,447
Deposit account fees	671	629
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(690)	(368)
Other	509	503
Total non-interest income	10,097	10,335

Non-interest expense:
Salaries and employee benefits	7,565	7,377
Premises and occupancy	804	820
Equipment	378	325
Professional expenses	418	383
Sales and marketing expenses	160	134
Deposit insurance premiums and regulatory assessments	664	681
Other	1,353	1,490
Total non-interest expense	11,342	11,210

Income before taxes	7,415	8,060
Provision for income taxes	3,160	3,531
Net income	$ 4,255	$ 4,529

Basic earnings per share	$ 0.37	$ 0.40
Diluted earnings per share	$ 0.37	$ 0.40
Cash dividends per share	$ 0.01	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	1.24%	0.70%	1.27%	(0.32)%
Return (loss) on average stockholders’ equity	12.62%	9.00%	13.26%	(4.33)%
Stockholders’ equity to total assets	10.07%	8.74%	10.07%	8.74%
Net interest spread	2.83%	2.61%	2.83%	2.60%
Net interest margin	2.96%	2.72%	2.95%	2.70%
Efficiency ratio	57.27%	58.84%	56.45%	54.29%
Average interest-earning assets to average
interest-bearing liabilities	108.22%	105.28%	107.54%	105.21%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$ 0.37	$ 0.37	$ 0.77	$ (0.38
Diluted earnings (loss) per share	$ 0.37	$ 0.37	$ 0.77	$ (0.38
Book value per share	$ 11.99	$ 10.85	$ 11.99	$ 10.85
Shares used for basic EPS computation	11,377,186	6,975,515	11,369,469	6,544,709
Shares used for diluted EPS computation	11,386,838	6,975,515	11,374,295	6,544,709
Total shares issued and outstanding	11,407,454	11,395,454	11,407,454	11,395,454

LOANS ORIGINATED FOR SALE:
Retail originations	$ 220,794	$ 113,733	$ 454,533	$ 203,408
Wholesale originations	399,748	351,242	815,480	753,142
Total loans originated for sale	$ 620,542	$ 464,975	$ 1,270,013	$ 956,550

LOANS SOLD:
Servicing released	$ 689,724	$ 453,308	$ 1,280,313	$ 962,097
Servicing retained	-	1,492	185	1,492
Total loans sold	$ 689,724	$ 454,800	$ 1,280,498	$ 963,589

	As of	As of	As of	As of
	12/31/10	09/30/10	06/30/10	03/31/10
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 5,295	$ 6,498	$ 6,335	$ 6,073
Allowance for loan losses	$ 36,925	$ 39,086	$ 43,501	$ 50,849
Non-performing loans to loans held for investment, net	5.37%	5.76%	5.84%	7.15%
Non-performing assets to total assets	4.68%	5.23%	5.25%	6.50%
Allowance for loan losses to non-performing loans	73.80%	70.07%	74.00%	68.86%
Allowance for loan losses to gross loans held for
investment	3.81%	3.88%	4.14%	4.69%
Net charge-offs to average loans receivable (annualized)	1.12%	1.82%	2.49%	2.35%
Non-performing loans	$ 50,035	$ 55,785	$ 58,783	$ 73,839
Loans 30 to 89 days elinquent	$ 9,497	$ 4,323	$ 5,849	$ 6,937

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/10	09/30/10	06/30/10	03/31/10
Recourse provision for loans sold	$ 173	$ 536	$ 2,051	$ 1,178
Provision for loan losses	$ 1,048	$ 877	$ -	$ 2,322

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of	As of	As of	As of
	12/31/10	09/30/10	06/30/10	03/31/10

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	9.80%	9.25%	8.82%	8.53%
Core capital ratio	9.80%	9.25%	8.82%	8.53%
Total risk-based capital ratio	15.23%	13.96%	13.17%	15.53%
Tier 1 risk-based capital ratio	13.97%	12.69%	11.91%	14.25%

(Dollars in Thousands)	As of December 31,
	2010		2009
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$ 3,259	4.00%	$ 5,332	4.00%
U.S. government agency MBS	15,421	2.77	19,559	3.68
U.S. government sponsored enterprise MBS	11,024	2.59	13,739	3.48
Private issue collateralized mortgage obligations	1,400	2.65	1,580	3.04
Total investment securities available for sale	$ 31,104	2.83%	$ 40,210	3.63%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 531,686	4.51%	$ 635,967	5.37%
Multi-family (5 or more units)	320,279	6.13	355,952	6.26
Commercial real estate	105,720	6.86	115,437	6.85
Construction	400	5.25	3,138	7.66
Other mortgage	1,531	5.69	1,532	6.16
Commercial business	5,723	7.12	8,052	7.41
Consumer	792	7.71	931	7.33
Total loans held for investment	966,131	5.32%	1,121,009	5.83%

Undisbursed loan funds	-		(64)
Deferred loan costs, net	2,993		3,853
Allowance for loan losses	(36,925)		(55,364)
Total loans held for investment, net	$ 932,199		$ 1,069,434

Purchased loans serviced by others included above	$ 21,296	4.76%	$ 23,851	4.84%

DEPOSITS:
Checking accounts – non interest-bearing	$ 45,475	-%	$ 40,564	-%
Checking accounts – interest-bearing	185,086	0.37	166,503	0.82
Savings accounts	203,940	0.50	184,301	1.10
Money market accounts	32,182	0.66	24,602	1.14
Time deposits	459,897	1.68	520,683	2.23
Total deposits	$ 926,580	1.04%	$ 936,653	1.63%

Brokered deposits included above	$ 19,612	2.78%	$ 19,612	2.78%

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited – Dollars in Thousands)
	As of December 31,
	2010		2009
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$ -	-%	$ -	-%
Six months or less	85,000	4.20	10,000	4.24
Over six to twelve months	30,000	3.84	48,000	5.22
Over one to two years	60,000	3.86	125,000	3.90
Over two to three years	75,000	3.80	60,000	3.86
Over three to four years	10,000	2.93	75,000	3.80
Over four to five years	-	-	10,000	2.93
Over five years	11,623	4.27	6,670	3.83
Total borrowings	$ 271,623	3.93%	$ 334,670	4.04%

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$ 1,146,220	$ 1,219,158	$ 1,155,746	$ 1,251,964
Investment securities	32,261	51,588	33,083	77,305
FHLB – San Francisco stock	29,946	33,023	30,545	33,023
Interest-earning deposits	103,643	104,790	102,975	94,700
Total interest-earning assets	$ 1,312,070	$ 1,408,559	$ 1,322,349	$ 1,456,992
Total assets	$ 1,374,776	$ 1,472,048	$ 1,387,475	$ 1,518,832

Deposits	$ 932,980	$ 936,047	$ 935,376	$ 956,760
Borrowings	279,399	401,837	294,275	428,093
Total interest-bearing liabilities	$ 1,212,379	$ 1,337,884	$ 1,229,651	$ 1,384,853
Total stockholders’ equity	$ 134,915	$ 113,744	$ 132,460	$ 113,623

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.20%	5.62%	5.27%	5.63%
Investment securities	2.69%	3.59%	2.77%	4.03%
FHLB – San Francisco stock	0.40%	-%	0.43%	0.42%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	4.63%	5.01%	4.70%	5.08%

Deposits	1.11%	1.72%	1.15%	1.83%
Borrowings	4.09%	3.96%	4.14%	3.95%
Total interest-bearing liabilities	1.80%	2.40%	1.87%	2.48%

(1)	Includes loans held for investment, loans held for sale at fair value and loans held for sale at lower of cost or market, net of allowance for loan losses.

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of		As of	As of	As of
	12/31/10		09/30/10	06/30/10	03/31/10
Loans on non-accrual status:
Mortgage loans:
Single-family	$ 23,975		$ 26,640	$ 30,129	$ 37,670
Multi-family	1,525		3,440	3,945	4,016
Commercial real estate	1,645		377	725	1,571
Construction	250		250	350	373
Commercial business loans	37		37	-	-
Consumer loans	-		-	1	-
Total	27,432		30,744	35,150	43,630

Accruing loans past due 90 days or more:	-		-	-	-
Total	-		-	-	-

Restructured loans on non-accrual status:
	Mortgage loans:
	Single-family	18,620	21,267	19,522	25,982
	Multi-family	2,622	2,631	2,541	2,540
	Commercial real estate	983	1,000	1,003	1,224
	Construction	-	-	-	319
	Other	232	-	-	-
	Commercial business loans	146	143	567	144
	Total	22,603	25,041	23,633	30,209

	Total non-performing loans	50,035	55,785	58,783	73,839

	Real estate owned, net	13,470	16,937	14,667	17,555
	Total non-performing assets	$ 63,505	$ 72,722	$ 73,450	$ 91,394

Restructured loans on accrual status:
Mortgage loans:
Single-family		$ 16,149	$ 19,044	$ 33,212	$ 27,594
Multi-family		918	-	-	-
Commercial real estate		1,830	1,832	1,832	537
Other		1,292	1,292	1,292	1,292
Commercial business loans		94	96	-	750
Total		$ 20,283	$ 22,264	$ 36,336	$ 30,173